KEELEY FUNDS, INC.
FIRST AMENDMENT TO THE FUND ADMINISTRATION SERVICING AGREEMENT

     THIS FIRST AMENDMENT is made and entered into as of this 15th day of August, 2007 to the Fund Administration Servicing Agreement, dated October 1, 2006 (the “Fund Administration Servicing Agreement”) by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Administration Servicing Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ John L. Keeley, Jr.	By:	/s/ Michael R. McVoy

Name: John L. Keeley, Jr.		Name: Michael R. McVoy

Title: President		Title: Sr. Vice President

Exhibit A
to the Keeley Funds, Inc.
Fund Administration Servicing Agreement

Fund Names

Name of Series	Date Added
KEELEY Small-Mid Cap Value Fund	8-15-2007
KEELEY Mid Cap Value Fund	8-15-2005
KEELEY All Cap Value Fund	6-14-2006